Exhibit 5.1

O’Melveny & Myers LLP	T: +1 212 326 2000	File Number:
1301 Avenue of the Americas	F: +1 212 326 2061	0894720-00002
17th Floor	omm.com
New York, New York 10019

December 9, 2025

Virgin Galactic Holdings, Inc.

1700 Flight Way, 4th Floor

Tustin, California 92782

Attn: Douglas Ahrens, Chief Financial Officer

Re:	Offering of an Aggregate of $45,588,728.57 of Shares of Common Stock and Pre-Funded Warrants to Purchase Shares of Common Stock of Virgin Galactic Holdings, Inc.

We have acted as special counsel to Virgin Galactic Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company under the prospectus supplement, dated December 9, 2025, of an aggregate of $45,588,728.57 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), pursuant to those certain subscription agreements, dated December 9, 2025 (the “Agreements”), with certain institutional investors. The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to herein as the “Warrant Shares” (and, together with the Shares and the Pre-Funded Warrants, the “Securities”). The Securities are being offered and sold pursuant to the registration statement on Form S-3 (File No. 333-272826) (as amended, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 22, 2023. The Registration Statement automatically became effective upon filing.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including, among other things, the following:

(a)	the Registration Statement;

(b)

the Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on October 29, 2019 (the “Certificate of Incorporation”) and Amended and Restated By-laws of the Company, each as amended through the date hereof (the “Bylaws” and together with the Certificate of Incorporation, the “Organizational Documents”); and

(c)

originals or copies of resolutions of the board of directors and Audit Committee of the board of directors of the Company relating to the preparation and filing of the Registration Statement, the offering of the Securities and related matters.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

Based on this examination, our reliance upon the assumptions in this letter and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this letter, we are of the opinion that:

1. The issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares in accordance with the Agreements, the Shares will be validly issued, fully paid and non-assessable.

2. The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Pre-Funded Warrants in accordance with the Agreements, and execution of the Pre-Funded Warrants by an authorized signatory of the Company, the Pre-Funded Warrants will constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. We express no opinion as to the validity, legally binding effect or enforceability of the provisions relating to disclaimers, waivers, releases, indemnities, hold harmless provisions, exculpations, provisions for contribution and liquidated damages, and other provisions, however expressed, altering or eliminating the rights, liabilities or remedies a party otherwise would have, nor any provision having the effect of modifying the statute of limitations. Upon exercise of the Pre-Funded Warrants, and when issued and delivered against payment of the exercise price therefor as provided in the Pre-Funded Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion in paragraph 2 assumes that, at all times prior to the issuance of the Warrant Shares, the Company will maintain a sufficient number of duly authorized and unissued shares of Common Stock available for the issuance of the Warrant Shares.

The law covered by this letter is limited to the present Delaware General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Securities. This letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date hereof and come to our attention or any future changes in laws.

We hereby consent to the incorporation by reference of this letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and related prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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